PHILADELPHIA MORTGAGE CORPORATION ANNOUNCES LETTER OF INTENT TO ACQUIRE THUNDERBALL ENTERTAINMENT, INC.

Salt Lake City, Utah - March 2, 2005 - Philadelphia Mortgage Corporation, a Nevada corporation ("Philadelphia Mortgage" or the "Company") (Pink Sheets:
"PMCP"), announced the execution of a Letter of Intent to acquire Thunderball Entertainment, Inc., a Minnesota corporation ("Thunderball"), in exchange for 8,000,000 shares of Philadelphia Mortgage common stock that is comprised of "restricted securities" under Rule 144.

Thunderball develops and distributes products in the redemption game market. The redemption game market allows patrons to play games, receive "tickets" for playing the games and then redeem the tickets for prizes. The tickets utilized for these games include, for example, gift certificates, phone cards, gas cards, etc. These types of games are usually placed in bars and restaurants.

Thunderball has acquired the exclusive rights to distribute certain of Alta Co. Ltd.'s products in the redemption and amusement markets in the United States. Alta Co. Ltd., a Japanese company, will manufacture games for Thunderball. Thunderball intends to develop additional games and seek relationships with other game manufacturers and developers so that Thunderball can provide a comprehensive line of products. Thunderball intends to sell and place these redemption devices in bars and restaurants in states allowing for redemption gaming. Currently those states include Florida, Georgia, Alabama, South Carolina, Illinois, North Carolina, Kentucky, Ohio, Wisconsin, Missouri, Texas and New Hampshire.

Closing of the definitive agreement is subject to certain requirements including completion of final documentation, due diligence and other customary pre-closing conditions. There is no assurance this transaction will be completed.

This Press Release does not constitute an offer of any securities for sale.

***

This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, without limitation, the Company's limited operating history and history of losses, the inability to successfully market the Company's products and technology, the inability to successfully obtain further funding, the inability to raise capital on terms acceptable to the Company, the inability to achieve commercial acceptance of the Company's products and technology, the inability to compete effectively in the marketplace, the inability to improve or implement effective systems, procedures and controls, the strength of the Company's intellectual property and those of the Company's competitors, the inability to protect the Company's intellectual property, the inability to attract, train and retain key personnel, the inability to complete the merger with Thunderball Entertainment, Inc. and such other risks that could cause the actual results to differ materially from those contained in the Company's projections or forward-looking statements. All forward-looking statements in this press release are based on information available to the Company as of the date hereof, and the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.


Contact:  Quinton Hamilton
          President, Philadelphia Mortgage Corporation
          (801) 557-9470

          Ronald E. Eibensteiner
          President, Thunderball Entertainment, Inc.
          (612) 338-8948